Exhibit 10.12

1997 AMENDED AND RESTATED

CHIQUITA BRANDS INTERNATIONAL, INC.

DEFERRED COMPENSATION PLAN

(CONFORMED TO INCLUDE AMENDMENTS

EFFECTIVE THROUGH JULY 29, 2008)

1.	ESTABLISHMENT AND PURPOSE

1.1	Effective January 1, 1997, Chiquita Brands International, Inc., a New Jersey corporation, adopts this 1997 Amended and Restated Chiquita Brands International, Inc. Deferred Compensation Plan to enable eligible Associates of the Company and certain of its subsidiaries and affiliates to elect deferral of payment of their compensation.

1.2	A Participant’s deferral shall be governed by the Plan that was in effect at the time the deferral is made, provided that the Administrator may make certain administrative changes including the timing of payments pursuant to Article 10 and any other amendments permitted by Section 15.4.

2.	PLAN OBJECTIVES

2.1	The purpose of this Plan is to allow Participants to achieve the following objectives:

(a)	Accumulate income for retirement; and

(b)	Provide opportunity for financial growth.

3.	DEFINITIONS

When used in this Plan, the following words and phrases shall have the following meanings:

3.1	ACCOUNT means the record maintained for each Participant to which all deferrals, investment indices and distributions are credited and debited for each Plan Year.

3.2	ADMINISTRATOR means the Employee Benefits Committee appointed by the Company’s Board of Directors.

3.3	ANNUAL BONUS means the annual lump-sum Total Compensation Review Bonus Award made in addition to a Participant’s Base Salary.

3.4	ASSOCIATE means an employee of the Company.

3.5	BASE SALARY means base pay, excluding any bonuses, commissions and other extraordinary payments.

3.6	COMPANY means Chiquita Brands International, Inc. and (unless the context indicates otherwise) its subsidiaries and affiliates which have not adopted a separate deferred compensation plan.

3.7	COMPENSATION means the Base Salary earned for services rendered during a given Plan Year and the Annual Bonus earned but not determinable or paid until the following Plan Year.

3.8	DISABLED AND DISABILITY mean that a Participant, as a result of accident or illness, is physically, mentally or emotionally unable to perform the duties for which the Participant is employed, and in the Administrator’s opinion is likely to remain so Disabled for at least one year. The Administrator shall make all determinations as to whether a Participant is Disabled and shall use such evidence, including independent medical reports and data, as the Administrator deems necessary and desirable.

3.9	EXCESS 401(K) DEFERRAL means the excess, if any, of (i) the amount a Qualified Participant elects to defer under the Savings Plan, over (ii) the limitations (as adjusted) on deferrals contained in Sections 401(a)(17) and 402(g) of the Internal Revenue Code of 1986, as amended.

3.10	EXPIRATION DATE means, with respect to each annual deferral under Section 7.1, the earlier of (i) the last day of the year to which a Participant elects to defer Compensation pursuant to Section 8.1, or (ii) the last day of the year during which a Participant dies, becomes Disabled or terminates employment with the Company.

3.11	MATCHING CONTRIBUTIONS means, with respect to each Qualified Participant in a Plan Year, Company contributions to the Plan, in respect of the Participant’s contributions under Section 7.1, equal to the difference, if any, between the following two amounts: (i) the total of the Basic Matching Contribution and Discretionary Matching Contribution (the “Contributions”) such Participant would have received for such Plan Year under the Savings Plan, up to the 6% limit imposed by the Savings Plan, if such Contributions were determined without respect to cumulative annual Base Salary without applying the limitations on compensation and contributions in Sections 401(a)(17) and 402(g) of the Internal Revenue Code of 1986, as amended, and (ii) the actual Contributions on behalf of such Participant under the Savings Plan for that Plan Year.

3.12	PARTICIPANT means an officer or other highly compensated Associate who is selected or entitled to participate and participates in the Plan for a designated Plan Year.

3.13	PLAN means this 1997 Amended and Restated Chiquita Brands International, Inc. Deferred Compensation Plan, as it may be amended from time to time.

3.14	PLAN YEAR means the calendar year, January 1 through December 31.

3.15	SAVINGS PLAN means the Chiquita Savings and Investment Plan.

3.16	QUALIFIED PARTICIPANT means a Participant whose Base Salary exceeds the limitation on compensation in Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, who elects to defer Excess 401(k) Deferrals under this Plan, and participates in the Savings Plan for the entire year and does not change his or her percentage of compensation contributed to the Savings Plan for the entire Plan Year.

4.	ELIGIBILITY

4.1	Officers and other highly compensated Associates of the Company will be eligible to become Participants in the Plan either through annual invitation by the President of the Company or through an employment agreement approved by the President.

5.	PARTICIPATION

5.1	A Participant elects to participate in the Plan by delivering to the Administrator, before the beginning of each Plan Year, a properly completed enrollment form.

5.2	The enrollment form shall conform to the terms and conditions of the Plan.

6.	DEFERRED COMPENSATION ACCOUNT

6.1	Each Plan Year a deferred compensation Account will be established for each Participant.

6.2	All Compensation deferred by the Participant (including all Excess 401(k) Deferrals), all increases in the value of the Account resulting from the application of the appropriate Interest Index, all other amounts credited to the Account pursuant to this Plan and all distributions from the Account to the Participant or the Participant’s beneficiary(ies) or estate shall be reflected in the Account.

6.3	All Accounts shall be maintained by the Administrator.

7.	DEFERRAL SOURCES AND MATCHING CONTRIBUTIONS

7.1	At the time of enrollment as provided in Section 5.1, a Participant may elect to defer a percentage of Base Salary and, if the Participant is a Qualified Participant, Excess 401(k) Deferrals, for services rendered in the next Plan Year. In the fourth quarter of each Plan Year, a Participant also may elect to defer a percentage or flat dollar amount of his Annual Bonus that is not yet determined, but that is scheduled to be paid in the following Plan Year.

7.2	Any Base Salary deferral must be at least 10% of Base Salary. Any Annual Bonus deferral must be at least 20% of each Annual Bonus or $10,000, whichever is less. The maximum Base Salary deferral must not exceed 80% of Base Salary and the maximum Annual Bonus deferral must not exceed 85% of Annual Bonus.

7.3	Compensation and Excess 401(k) Deferrals deferred under this Plan shall be credited to the Participant’s Account on the date such amounts would have otherwise been paid.

7.4	The deferral sources and amounts elected for a given Plan Year are irrevocable.

7.5	If a Qualified Participant in this Plan has elected to participate in the Savings Plan and has Excess 401(k) Deferrals, the Company will make Matching Contributions for that Participant in accordance with Section 3.11 provided the Participant does not change such Participant’s 401(k) contribution rate during the Plan Year. All such Matching Contributions shall be credited to the Participant’s Account on the earliest of the last pay day of the respective Plan Year or the Expiration Date.

8.	DEFERRAL TERM

8.1	At the time a Participant elects to defer Compensation, the Participant must also elect the term for which such deferral is made (the “Deferral Term”). The Deferral Term for Base Salary or Annual Bonus deferrals must be either five years or ten years or the date on which the Participant dies, becomes Disabled or terminates employment with the Company for any reason. The Deferral Term for all Excess 401(k) Deferrals and Matching Contributions shall always end upon death, Disability or termination of employment for any reason.

8.2	The Deferral Term for deferrals of Base Salary and Annual Bonus are not required to be the same.

8.3	A Deferral Term, once elected, is irrevocable.

8.4	Should a Participant die, become Disabled or the Participant’s employment with the Company be terminated for any reason before the end of a Deferral Term of five or ten years, the date of death, Disability or termination of employment will trigger the end of the Deferral Term.

9.	INTEREST INDICES

9.1	Amounts deferred under this Plan shall accrue interest from the date which is the midpoint of the calendar quarter in which the deferrals are credited to the Participant’s Account until the Expiration Date. Such interest shall be credited to the Account quarterly, at the interest rate specified in the Interest Rate Schedule for the respective Plan Year and Deferral Term elected by the Participant.

10.	PAYMENT FORM AND METHOD

10.1	All payments from the Plan shall be made in the form of cash.

10.2	At the time of enrollment for a given Plan Year, a Participant shall elect the method of payment desired upon the Expiration Date of the Deferral Term elected.

10.3	A Participant may choose either a lump sum or an equal annual installment payment method for any deferrals of Compensation earned during any Plan Year prior to 1996. Only lump sum payments will be available (and installment payments will not be available) for any deferrals of Compensation earned on or after January 1, 1996 and before January 1, 1998. A Participant again may choose either a lump sum or an equal annual installment payment method for any deferrals of Compensation and Annual Bonus earned during any Plan Year beginning on or after January 1, 1998.

10.4	The payment method elected may be separate for each Deferral Term and from the various deferral sources, for the respective Plan Years.

10.5	Should a Participant elect annual installments, the Participant must select at the time of enrollment the length of time over which installments are to be received in accordance with Article 12 below.

10.6	The payment method and the installment period elected for deferrals in a given Plan Year are irrevocable.

11.	ACCOUNT STATEMENT

11.1	Account statements will be sent periodically (at least annually) to each Participant until the Participant’s Account has been completely distributed.

11.2	The appropriate Interest Rate Schedules will be used for crediting the deferrals accrued pursuant to Section 9.

12.	ACCOUNT DISTRIBUTION

12.1	Payment will be made (or in the case of installments, begin) as soon as administratively practicable after the Participant’s Account is valued pursuant to Section 9 following the Expiration Date. Prior to the commencement of payments from the Participant’s Account, the Account will continue to accrue interest and dividends in accordance with the Participant’s investment index election through the Expiration Date. For lump sum payments, no interest or credits will accrue after the Expiration Date. For installment payments, interest will accrue at the prime rate after the Expiration Date. All subsequent installments payments will be made on or about the anniversary date of the initial installment payment until the installment payments are completed.

12.2	Applicable federal, state, local and foreign taxes will be deducted from the gross amount of the payment.

12.3	Equal annual installments shall be at least $2,000 per deferral type per year. Installment payments will be made annually over a period not to exceed ten years. The Administrator shall have the right to reduce the length of the installment period to that which provides an equal installment of at least $2,000.

12.4	The ongoing process of an equal installment distribution shall be as follows:

12.4.1	The Participant’s account shall no longer be valued based on the Graduated Interest Index or the Stock Index.

12.4.2	Interest shall be credited quarterly throughout the distribution period, based on the Prime Rate as announced by the Federal Reserve Bank of Cleveland as of the first day of each calendar quarter, for both Graduated Interest Index and Stock Index balances.

12.4.3	The Administrator may accelerate payment of any amount remaining in the Account to the extent that the amounts being paid are not sufficiently large enough to warrant the administrative expense being incurred.

13.	HARDSHIP DISTRIBUTIONS

13.1	Distribution of payments from a Participant’s Account prior to the dates set forth in Section 12.1 shall be made only if the Administrator, after consideration of a written application by the Participant, determines that the Participant has sustained financial hardship. For purposes of Section 13, Participant shall also include a terminated Associate receiving severance payments from the Company.

13.2	Any hardship distribution shall be withdrawn from the Participant’s Account, starting with the most current Plan Year, continuing in reverse chronological order.

13.3	Applicable federal, state, local and foreign taxes will be deducted from the gross amount of the payment.

14.	BENEFICIARY DESIGNATION

14.1	A Participant shall have the right to designate one or more beneficiaries and to change any beneficiary previously designated.

14.2	A Participant shall submit his or her beneficiary designation in writing using the beneficiary designation form. The Participant shall deliver the completed form to the Administrator.

14.3	The most recently dated and filed beneficiary designation shall cancel all prior designations.

14.4	In the event of the Participant’s death before or after the commencement of payments from the Account, the amount otherwise payable to the Participant shall be paid to the designated beneficiary(ies) or, if no beneficiary, to the estate, according to the provisions of Section 12, as applicable.

15.	GENERAL PROVISIONS

15.1	PARTICIPANT’S RIGHTS UNSECURED. The right of any Participant to receive payments under the provisions of this Plan shall be an unsecured claim against the general assets of the Company. It is not required or intended that the amounts credited to the Participant’s Account be segregated on the books of the Company or be held by the Company in trust for a Participant and a Participant shall not have any claim to or against a specific asset or assets of the Company. All credits to an Account are for bookkeeping purposes only.

15.2	NON-ASSIGNABILITY. The right to receive payments shall not be transferrable or assignable by a Participant. Any attempted assignment or alienation of payments shall be void and of no force or effect.

15.3	ADMINISTRATION. The Administrator shall have the authority to adopt rules, regulations and procedures for carrying out this Plan, and shall interpret, construe and implement the provisions of the Plan according to the laws of the State of Ohio. Any such interpretation by the Administrator shall be final, binding and conclusive.

15.4	AMENDMENT AND TERMINATION. The Company expressly reserves the sole and exclusive right to amend, modify, or terminate this Plan at any time by action of the Board of Directors of the Company or, to the extent it has delegated such authority, by action of the Employee Benefits Committee. Any amendment, modification, or termination shall be in writing authorized by the Board of Directors or the Employee Benefits Committee, as the case may be, and signed by an officer of the Company. The Company’s right of amendment, modification, or termination shall not require the assent, concurrence, or any other action by any subsidiary or affiliate of the Company even though actions by the Company may relate to persons employed by a subsidiary or affiliate. However, no amendment, modification, or termination of this Plan shall adversely affect any Participant’s accrued rights arising from any election to defer Compensation made prior to such amendment, modification or termination of the Plan.

15.5	CONSTRUCTION. The singular shall also include the plural where appropriate.

15.6	EMPLOYMENT RIGHTS. This Plan does not constitute a contract of employment and participation in the Plan will not give any Participant the right to be retained in the employ of the Company.

15.7	ANNUAL BONUS RIGHTS. This Plan does not confer the right for a Participant to receive an Annual Bonus.

15.8	CLAIMS PROCEDURE. In accordance with the provisions of Section 503 of ERISA, this Plan provides the following procedure, to be construed in accordance with regulations issued by the Secretary of Labor, 29 C.F.R. 2560.503-1, as the Plan’s claims procedure. Any Participant or beneficiary (a “Claimant”) who believes that he is entitled to a benefit under the Plan that he has not received because the Company has denied the benefit in whole or in part, may file with the Administrator a written claim specifying the basis of his complaint and the facts upon which he relies in making such claim. Such claim must be signed by the Claimant or his authorized representative and shall be deemed filed when received by the Administrator. The claim shall be reviewed by a single member of the Administrator. The single member of the Administrator shall have full discretion to interpret the terms of the Plan, to determine the Claimant’s eligibility and entitlement to benefits and review, and to weigh evidence in issuing the decision on the claim. Unless such claim is allowed in total, the Administrator shall respond in writing to the Claimant advising him of the total or partial denial of his claim. Such notice shall include:

The reasons for the denial of the claim;

Reference to the provisions of the Plan upon which the denial of the claim was based;

A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;

A notice that Claimants have the opportunity to submit written comments, documents, records or other information relating to the claim;

A notice that the Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits; and

An explanation of the review procedure and that an appeal must be pursued no later than sixty (60) days following receipt of notice of an adverse benefit determination.

Within sixty (60) days after the receipt of a notice of an adverse benefits determination, the Claimant can appeal such denial by filing with the Administrator a written request for the review of the claim. The Administrator shall conduct a full and fair review of the claim and mail to the Claimant not later than sixty (60) days after receipt of the appeal a written decision on the matter based upon the facts and pertinent provisions of the Plan. The Administrator shall have full discretion to interpret the terms of the Plan, to determine the Claimant’s eligibility and entitlement to benefits and review, and to weigh evidence in issuing the decision on the claim. An adverse decision of the Administrator on appeal shall include:

The reasons for the denial of the claim;

Reference to the provisions of the Plan upon which the denial of the claim was based;

A notice that the Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits; and

A statement of the Claimant’s right to bring an action under ERISA § 502(a), if the adverse benefit determination is sustained on appeal.

No lawsuit by a Claimant may be filed prior to exhausting the Plan’s administrative appeal process. Any lawsuit must be filed no later than one year after the earlier of the date the Claimant’s claim for benefit was denied or the date the cause of action first arose.

15.9	COMPLETE DOCUMENT. This document and the Participant enrollment and designation of beneficiary forms contain all the terms of this Plan and supersede any prior understandings, agreements or representations, written or oral, which may have related to the subject matter hereof in any way.